UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 26, 2009
Date of Report (date of earliest event reported)

SENORX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33382	33-0787406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3 Morgan, Irvine, California 92618
(Address of principal executive offices)

(949) 362-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Operating Officer

Effective as of November 1, 2009, we promoted John T. Buhler, our current Senior Vice President and Chief Commercial Officer, to the position of President and Chief Operating Officer. A copy of the press release announcing Mr. Buhler’s appointment is furnished as Exhibit 99.1 to this Form 8-K and will be available on our website at www.senorx.com.

Mr.  Buhler has served as our Senior Vice President and Chief Commercial Officer since April 2009. From May 2008 to October 2008, he served as our Vice President of International Sales and Business Development and from October 2008 until April 2009 he served as our Vice President of Global Sales and Business Development. From August 2005 to May 2008, Mr. Buhler served as President and Chief Executive Officer at Ultrasonix Medical Corporation, a privately held manufacturer of high-quality diagnostic ultrasound imaging equipment.  From 1998 to 2005, Mr. Buhler held various positions at General Electric, last serving as Vice President and General Manager of GE's Ultrasound Performance Technologies Division. Prior to 1998, Mr. Buhler held various positions with Diasonics Inc., a global medical imaging device manufacturer, last serving as Vice President of Operations. Mr. Buhler earned his B.S. in Business Administration and Human Resources at Dominican College, Blauvelt, New York, and is completing the M.B.A. program at the University of Wisconsin, Milwaukee.

Executive Compensation

Effective concurrently with his promotion, Mr. Buhler’s compensation was adjusted to the levels outlined below.

Name	Position	Salary (1)	2009 Cash Bonus Plan (2)	Total Cash Compensation (3)	Stock Option Grants – Shares (4)
John T. Buhler	President and Chief Operating Officer	$290,000	45%	$469,438	50,000

(1) Such salary amount will be effective as of November 1, 2009 and is based on approximately a 19% percent increase over Mr. Buhler’s prior base salary.

(2) The bonus amount is calculated as a percentage of salary. The percentage listed on the table reflects maximum possible payouts assuming achievement of the underlying 2009 Cash Bonus Plan quantitative corporate target goals at 125% full achievement of the target level, such goals comprising of gross revenue and cash-flow components. In addition, the Compensation Committee has also reserved the right in its discretion to increase or decrease an individual’s bonus payments by up to 10% of the bonus amount payable assuming the full achievement (but not over achievement) of corporate the target goals. To the extent Mr. Buhler is eligible to receive a bonus under the 2009 Cash Bonus Plan, such bonuses may be made in the form of cash or an equivalent value of Restricted Stock Units and in either case, will be paid following the audit of our financial statements for the 2009 fiscal year.

(3) The amount represents the target for total cash compensation, including salary and maximum bonus payout under the 2009 Cash Bonus Plan (such maximum bonus payout amount based on 125% achievement of the quantitative target goals and the additional 10% available to Mr. Buhler on a discretionary basis).

(4) The stock option will be granted pursuant to our 2006 Equity Incentive Plan and shall vest over four (4) years from the vesting commencement date of October 23, 2009, with 1/48th of the shares vesting on November 30, 2009 and an additional 1/48th of the shares vesting each month thereafter, subject to optionee continuing to be a service provider on each such date. The strike price of such option is equal to the closing sale price of our Common Stock on the date of grant, which will occur at the commencement of the Company’s next open trading window.

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Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of SenoRx, Inc. dated as of October 27, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENORX, INC.

Date: October 27, 2009	By:	/s/ Kevin J. Cousins
Kevin J. Cousins
Chief Financial Officer, Vice President, Finance

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